Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-185648) on Form S-8 of FluoroPharma Medical, Inc. of our report dated March 24, 2014, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of FluoroPharma Medical, Inc. for the years ended December 31, 2013 and 2012. Our report dated March 24, 2014, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 24, 2014